   As filed with the Securities and Exchange Commission on August 14, 1996


                                                      Registration No. 333-06537

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                      SUNSHINE MINING AND REFINING COMPANY
            (Exact name of registrant as specified in its charter)

          DELAWARE                                               75-2618333
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                              Identification No.)

                         877 W. MAIN STREET, SUITE 600
                              BOISE, IDAHO  83702
                                 (208) 345-0660
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           --------------------------

                            JOHN S. SIMKO, PRESIDENT
                         877 W. MAIN STREET, SUITE 600
                              BOISE, IDAHO  83702
                                 (208) 345-0660
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                           --------------------------

                                    COPY TO:
                                JANICE V. SHARRY
                            HAYNES AND BOONE, L.L.P.
                             3100 NATIONSBANK PLAZA
                                901 MAIN STREET
                           DALLAS, TEXAS  75202-3789
                                 (214) 651-5000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                              Proposed Maximum        Proposed Maximum          Amount of
         Title of Each Class             Amount to be        Offering Price Per      Aggregate Offering       Registration
   of Securities to be Registered         Registered               Share                    Price                  Fee
- ----------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $.01 per
 share, issuable upon exchange of     30,000,000 shares          $1.4375(1)            $43,125,000(1)            $14,871
 the 8% Senior Exchangeable Notes
 due 2000 issued by Sunshine
 Precious Metals, Inc. (the
 "Notes") (2)  . . . . . . . . . .
- ----------------------------------------------------------------------------------------------------------------------------
 Warrants to purchase Common
 Stock, $2.875 exercise price to       2,086,957 shares             (4)                      (4)                    --
 be sold by Selling
 Securityholders(3)  . . . . . . .
- ----------------------------------------------------------------------------------------------------------------------------
 Common Stock issuable upon
 exercise of Warrants to be sold       2,086,957 shares          $2.875(5)              $6,000,002(5)             $2,069
 by Selling Securityholders  . . .
- ----------------------------------------------------------------------------------------------------------------------------
 Total Registration Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $16,940(6)
============================================================================================================================


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g).
(2) Pursuant to Rule 416, the Registration Statement also covers such indeterminate additional shares of Common Stock as may become issuable on exchange of the Notes as a result of any future adjustments in the exchange price in accordance with the terms of the Notes.
(3) The Warrants being registered hereby represent rights to purchase an aggregate of 2,087,957 shares of Common Stock. The Warrants are being registered solely for the purposes of resale by the Selling Securityholders.
(4) No separate registration fee is required pursuant to Rule 457(g).
(5) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g).

(6) Already paid.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

 ***************************************************************************
 *                                                                         *
 *  Information contained herein is subject to completion or amendment. A  *
 *  registration statement relating to these securities has been filed     *
 *  with the Securities and Exchange Commission. These securities may not  *
 *  be sold nor may offers to buy be accepted prior to the time the        *
 *  registration statement becomes effective. This prospectus shall not    *
 *  constitute an offer to sell or the solicitation of an offer to buy     *
 *  nor shall there be any sale of these securities in any State in which  *
 *  such offer, solicitation or sale would be unlawful prior to            *
 *  registration or qualification under the securities laws of any such    *
 *  State.                                                                 *
 *                                                                         *
 ***************************************************************************


                  SUBJECT TO COMPLETION, DATED AUGUST 14, 1996


PROSPECTUS

                      SUNSHINE MINING AND REFINING COMPANY

                      ------------------------------------

                       32,086,957 SHARES OF COMMON STOCK
                     AND WARRANTS TO PURCHASE COMMON STOCK

                             --------------------


         The shares of Common Stock, $0.01 par value per share (the "Common Stock"), of Sunshine Mining and Refining Company (the "Company") covered by this Prospectus are shares which may be offered and sold, from time to time, by certain stockholders of the Company (collectively, the "Selling Stockholders"). See "Selling Stockholders." The shares of Common Stock covered by this Prospectus (the "Exchange Common Stock") are issuable to the Selling Stockholders upon exchange (the "Exchange") of the 8% Senior Exchangeable Notes due 2000 issued by Sunshine Precious Metals, Inc. and guaranteed by the Company (the "Notes"). All of the shares of Exchange Common Stock covered hereby will only be sold by the Selling Stockholders. This Prospectus does not purport to cover the initial issuance by the Company of the shares of Exchange Common Stock upon exchange of the Notes, but only the reoffer and resale of such shares by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the shares of Exchange Common Stock by the Selling Stockholders.


         This Prospectus also relates to the reoffer and resale by certain holders of securities of the Company (the "Selling Securityholders") of certain warrants to purchase the Common Stock issued to certain placing agents and related parties (the "Warrants") and up to 2,086,957 shares of Common Stock issuable upon exercise of the Warrants (the "Warrant Common Stock"). This Prospectus does not purport to cover the initial issuance of the Warrants or the Warrant Common Stock by the Company. The Company will not receive any of the proceeds from the sale of the Warrants or Warrant Common Stock by the Selling Securityholders.


         The Selling Stockholders and the Selling Securityholders may from time to time sell the Warrants, shares of Warrant Common Stock or Exchange Common Stock, as the case may be, covered by this Prospectus to or through one or more underwriters, and may also sell shares of Common Stock directly to other purchasers or through agents, on the New York Stock Exchange ("NYSE") in ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to the then prevailing market price or at negotiated prices. See "Plan of Distribution."



         Application has been made to list the Exchange Common Stock and the Warrant Common Stock offered hereby on the NYSE. The Company's Common Stock is traded on the NYSE under the symbol "SSC." On August 12, 1996, the reported closing sale price of the Company's Common Stock was $1.25 per share.


         SEE "RISK FACTORS" WHICH BEGINS ON PAGE 2 FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------


                The date of this Prospectus is August ____, 1996

                                  RISK FACTORS


         Investors should carefully consider the following matters in connection with an investment in the securities in addition to the other information contained or incorporated by reference in this Prospectus. Information contained or incorporated by reference in this Prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements. Reference should be made to the Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "Annual Report"), the Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (the "Quarterly Reports"), the Prospectus/Proxy on Form S-4 Statement for the Special Meeting of Stockholders of the Company held on March 29, 1996 (the "Prospectus/Proxy Statement"), the Current Report on Form 8-K dated March 5, 1996 (the "March 5 Form 8-K"), the Current Report on Form 8-K dated March 22, 1996 (the "March 22 Form 8-K"), the Current Report on Form 8-K dated May 22, 1996 (the "May 22 Form 8-K") and all financial statements and notes thereto contained therein (all of which are incorporated herein by reference) for a more detailed discussion of the following matters.


OPERATING LOSSES

         The Company's revenues have historically been derived from sales of silver and, from 1985 to 1991, from sales of oil and natural gas. In 1991 and 1992, the Company sold substantially all of the assets of its subsidiary Argent Energy, Inc., previously Woods Petroleum Corporation ("Woods"), which was engaged in the production of oil and natural gas. As a result, substantially all of the Company's revenues are now derived from the sale of silver mined from its Sunshine Mine in Kellogg, Idaho. Accordingly, the Company's earnings are directly related to the price of silver. Silver prices have been depressed since 1985, and as a result the Company has experienced losses from operations for each of the last ten years. The Company reported losses from continuing operations of $15.5 million, $4.9 million and $28.6 million in fiscal 1995, 1994 and 1993 respectively. The Company expects to fund its losses for fiscal 1996 from the Company's cash and cash equivalents and silver bullion held for investment. At March 31, 1996, Sunshine's cash and silver bullion held for investment totalled approximately $46.8 million.


         The operating losses and cash flow deficiencies of the Company are expected to continue until silver prices recover substantially or the Company's exploration efforts at the Sunshine Mine or its other properties are successful in developing significant additional production. Absent the foregoing, the Company may eventually be required to further curtail operations or cease its mining activities at the Sunshine Mine altogether. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business and Properties" and the Consolidated Financial Statements (including the Notes thereto) of the Company appearing in the Annual Report and Quarterly Reports.


VOLATILITY OF SILVER PRICES

         The Company's earnings are directly related to the price of silver, and the value of the Common Stock has historically moved in correlation with movements in silver prices. Silver prices are subject to fluctuation and are affected by numerous factors beyond the control of the Company, which alone or in combination may cause the price of silver to rise or fall. These factors include, among others, expectations for inflation, speculative activities, levels of silver production and demand for silver as a component of manufactured goods. The following table sets forth for the periods indicated the high, low and average closing prices per ounce of silver on the Commodity Exchange, Inc. ("COMEX") and also translates the average price as stated into constant 1995 dollars.

                                                                              CONSTANT
                                                  NOMINAL DOLLARS           1995 DOLLARS
                                                  ---------------           ------------
         YEAR                            HIGH          LOW            AVG.       AVG.
         -----                           ----         -----          -----      ----
         1983 . . . . . . . . . . . .    $14.74       $8.38         $11.46     $18.62
         1984 . . . . . . . . . . . .     10.17        6.25           8.15      12.44
         1985 . . . . . . . . . . . .      6.89        5.48           6.14       8.94
         1986 . . . . . . . . . . . .      6.32        4.85           5.49       7.79
         1987 . . . . . . . . . . . .     11.25        5.35           6.99       9.86
         1988 . . . . . . . . . . . .      8.06        6.01           6.53       8.63
         1989 . . . . . . . . . . . .      6.20        5.02           5.47       6.86
         1990 . . . . . . . . . . . .      5.35        3.94           4.82       5.64
         1991 . . . . . . . . . . . .      4.55        3.51           4.03       4.48
         1992 . . . . . . . . . . . .      4.32        3.63           3.94       4.24
         1993 . . . . . . . . . . . .      5.44        3.52           4.31       4.57
         1994 . . . . . . . . . . . .      5.78        4.61           5.28       5.47
         1995 . . . . . . . . . . . .      6.10        4.38           5.20       5.20

          On August 12, 1996, the closing price of silver reported on the COMEX was $5.051 per ounce. In constant 1995 dollars, the average silver price from 1968 through 1995 has been approximately $11.66.


DEPENDENCE ON EXPLORATION SUCCESS

         Substantially all of the Company's revenues are derived from the Sunshine Mine which at current silver prices is not profitable. Therefore, the future earnings of the Company are presently dependent on the success of exploration at the Sunshine Mine and at the Company's other exploration projects. No assurance can be given that the Company's exploration program will prove successful. See "Business and Properties - Operations -- Exploration Activities at the Sunshine Mine" included in the Annual Report.

IMPRECISION OF RESERVE ESTIMATES


         The ore reserve estimates presented in the Annual Report and Quarterly Reports are estimates made by the Company's geologic personnel, and no assurance can be given that the indicated quantity of in situ silver will be realized. No independent consultants have been retained by the Company to review and verify such estimates. Reserve estimates are expressions of judgment based largely on data from diamond drill holes and underground openings, such as drifts or raises which expose the mineralization on 1, 2 or 3 sides, sampling and similar examinations. Reserve estimates may change as ore bodies are mined and additional data is derived. The Company's estimates of proven and probable reserves for the Sunshine Mine are as of January 1, 1996.


MINING RISKS AND INSURANCE

         The Company's operations may be affected by risks and hazards generally associated with the mining industry, including fires, cave-ins, rock bursts, flooding, industrial accidents, mechanical or electrical failures, and unusual or unexpected rock formations. Such risks could result in damage to, or destruction of, mineral properties or producing facilities, personal injury, environmental damage, delays in mining, monetary losses and possible legal liability. Although the Company maintains insurance at levels consistent with its historical experience and industry practice, no assurance can be given that such insurance will continue to be available at economically feasible premiums. Insurance for environmental risks (including potential for pollution or other hazards as a result of the disposal of waste products occurring from production) is not generally available to the Company or to other companies within the industry.

GOVERNMENT REGULATION


         The Company's activities are subject to extensive federal, state, and local laws and regulations controlling not only the mining of and exploration for mineral properties, but also the possible effects of such activities upon the environment. Except as described under "Legal Proceedings - Environmental Matters" included in the Annual Report and under "Legal Proceedings" included in the Quarterly Reports, the Company is not aware of any material violations of environmental laws, regulations, permits or licenses issued with respect to the Company's operations. Future legislation and regulations could cause additional expense, capital expenditures, restrictions and delays in the mining, production or development of the Company's properties, the extent of which cannot be predicted.


NO PRIOR MARKET FOR WARRANTS

         Prior to this offering (the "Offering"), there has been no market for the Warrants. There can be no assurance that a market for the Warrants will develop or, if a market develops, how liquid a market it will be. The liquidity of any market for the Warrants will depend on a number of factors, including the interest of broker-dealers in making a market.

                                  THE COMPANY

         Prior to May 22, 1996, the Company was known as Sunshine Merger Company and was the wholly-owned subsidiary of Sunshine Mining and Refining Company ("Sunshine"). On May 22, 1996 (the "Effective Date"), Sunshine merged with and into the Company which was then renamed Sunshine Mining and Refining Company. By virtue of the merger, the Company became the successor to all of the business, assets, liabilities and capital structure of Sunshine, with the sole exception that the $11.94 (Stated Value) Cumulative Redeemable Preferred Stock (the "Preferred Stock") of Sunshine was retired in its entirety.

         Pursuant to the merger of Sunshine with and into the Company, all securities of Sunshine, with the exception of Sunshine's Preferred Stock were converted pursuant to the terms of the merger and without any action by the holders thereof into an equal number of identical securities of the Company. Pursuant to the terms of the merger, the Preferred Stock was converted at the option of holders thereof into: (i) six (6) shares of Common Stock, par value $.01 of the Company (which number may be increased pursuant to an adjustment formula based on the average NYSE composite closing price of the Common Stock for the first 120 NYSE trading days following the Effective Date), and (ii) either (a) two warrants ($1.92 initial exercise price, which exercise price may be decreased pursuant to an adjustment formula based on the average NYSE composite closing price of the Common Stock for the first 120 NYSE trading days following the Effective Date) each to purchase one share of Common Stock or, at the election of the holder, (b) an additional .9 (9/10) share of Common Stock.

         The Company is a Delaware corporation. The Company's principal executive offices and mailing address are 877 W. Main Street, Suite 600, Boise, Idaho 83702 and its telephone number is (208) 345-0660.


                                USE OF PROCEEDS


         The Company will not receive any proceeds from the resale of the Exchange Common Stock by the Selling Stockholders or from the resale of the Warrants or the Warrant Common Stock by the Selling Securityholders.



                              SELLING STOCKHOLDERS



         This Prospectus covers offers from time to time by each Selling Stockholder (after such person becomes a holder of Exchange Common Stock) of the Exchange Common Stock to be owned by such person. The Selling Stockholders will hold shares of Exchange Common Stock issued or issuable upon the exchange of the Notes. The Notes were issued in a private placement conducted outside of the United States pursuant to Regulation S promulgated pursuant to the Securities Act and consummated on March 22, 1996. The Notes are exchangeable at any time through the close of business on March 21, 2000, into shares of Exchange Common Stock at a price of $1.4375 per shares, subject to reset downwards adjustment under certain circumstances. The Notes are currently convertible into an aggregate of 3,000,000 shares of Exchange Common Stock.



         This Prospectus will provide by amendment or supplement a table that lists (i) the name of each Selling Stockholder, (ii) the number of shares of Common Stock owned by each Selling Stockholder before this Offering, (iii) the number of shares of Exchange Common Stock that may be offered by each Selling Stockholder pursuant to this Prospectus and (iv) the number of shares of Common Stock to be owned by each Selling Stockholder upon completion of the Offering if all shares registered hereby are sold.



                            SELLING SECURITYHOLDERS


         The following table lists (i) the name of each Selling Securityholder,
(ii) the number and type of securities owned by each Selling Securityholder before this Offering, (iii) the number and type of securities that may be offered by each Selling Securityholder pursuant to this Prospectus and (iv) the number and type of Securities to be owned by each Selling Securityholder upon completion of the Offering if all securities registered hereby are sold. This Prospectus covers offers and resales from time to time by each Selling Securityholder of the Warrants and the Warrant Common Stock (after such person becomes a holder of the Warrant Common Stock). The Warrants were issued to each Selling Securityholder in a private placement conducted outside of the United States pursuant to Regulation S promulgated pursuant to the Securities Act of
1933, as amended (the "Regulation S Transaction").   The registration of the
shares of Warrant Common Stock offered for resale hereby is pursuant to a Warrant Agreement dated June 21, 1996, among the Company, Rauscher Pierce & Clark Limited ("RPC") and HSBC Investment Banking Limited ("HSBC") (the "Warrant Agreement"). None of the Selling Securityholders had any affiliation with the Company prior to the Regulation S Transaction.

                                               Number and Type             Number and Type            Number and Type
                                                of Securities               of Securities              of Securities
                 Name of                        Owned Before               Being Registered             Owned After
         Selling Securityholder                 this Offering                 for Resale             this Offering(3)
         ----------------------               ----------------             ----------------          ----------------
 RAUSCHER PIERCE & CLARK                        1 Warrant (1)                 1 Warrant                    - 0 -
 LIMITED                                    1,008,091 Shares of          1,008,091 Shares of
                                               Common Stock(2)             Common Stock(2)

 HSBC INVESTMENT BANKING PLC                    1 Warrant (1)                 1 Warrant                    - 0 -
                                              834,783 Shares of           834,783 Shares of
                                               Common Stock(2)             Common Stock(2)

 DALWORTH CAPITAL CORPORATION                   1 Warrant (1)               1 Warrant (1)                  - 0 -
                                              82,937 Shares of             82,937 Shares of
                                              Common Stock (2)             Common Stock (2)

 THE ROYAL BANK OF SCOTLAND TRUST               1 Warrant (1)               1 Warrant (1)                  - 0 -
 COMPANY (JERSEY) LIMITED J331C               21,898 Shares of             21,898 Shares of
                                              Common Stock (2)             Common Stock (2)

 SIR ROBERT CLARK                               1 Warrant (1)               1 Warrant (1)                  - 0 -
                                               2,193 Shares of             2,193 Shares of
                                              Common Stock (2)             Common Stock (2)

 DAVID P. QUINT                                 1 Warrant (1)               1 Warrant (1)                  - 0 -
                                              137,055 Shares of           137,055 Shares of
                                              Common Stock (2)             Common Stock (2)

___________________________
(1) One Warrant to purchase shares at a price of $2.875 per share, subject to adjustment under certain circumstances. See "Description of Securities -- Warrants."
(2) Shares of Common Stock that are issuable pursuant to exercise of the Warrants. The Warrants are exercisable at any time on or after September 21, 1996 through the close of business, New York City time, on March 20, 2001.
(3) Assumes the Warrants owned by the Selling Securityholders will be offered and sold in whole or all shares held by such Selling Securityholders acquired upon exercise of the Warrants will be offered and sold.

                           DESCRIPTION OF SECURITIES

GENERAL

         The authorized capital stock of the Company consists of (i) 400 million shares of Common Stock, par value $.01 per share, of which, depending on elections by former preferred stockholders to receive either 6.9 shares of Common Stock, or 6 shares of Common Stock and two warrants to purchase Common Stock in exchange for each share of Preferred Stock held by such holder, from 235,125,440 to 241,575,007 shares were outstanding (excluding 4,674,991 treasury shares) at June 7, 1996, and were held of record by approximately 30,000 holders, and (ii) 20 million shares of Preferred Stock, $1.00 par value, issuable in one or more series, with such dividend rates, liquidation preferences, redemption, conversion and voting rights and such further designations, powers, preferences, rights, limitations and restrictions as may be fixed and determined by the Board of Directors of the Company, all without a vote of the Company's stockholders. No shares of Preferred Stock are outstanding. The Company's outstanding capital stock is fully paid and nonassessable and none of the authorized capital stock is entitled to preemptive rights.

         The Company also has outstanding warrants to purchase Common Stock which are all currently exercisable.

         For a summarized description of recent transactions which have affected the capital stock of the Company, see the Prospectus/Proxy Statement, the Consolidated Statements of Stockholders Equity contained in the Consolidated Financial Statements appearing in the Annual Report and the May 22 Form 8-K.

COMMON STOCK

         Subject to the rights of holders of any outstanding shares of Preferred Stock, holders of shares of the Common Stock are entitled to share equally in dividends from sources legally available when, as and if declared by the Board of Directors. The Company's payment of cash dividends on its shares of capital stock is restricted.

         Each stockholder is entitled to one vote for each share of Common
Stock held by such holder. Because stockholders are not entitled to cumulate their votes, stockholders holding a majority of the outstanding Common Stock, and any shares of voting preferred stock which may be issued, are able to elect all members of the Board of Directors of the Company. Holders of Common Stock have no preemptive rights, and shares of Common Stock have no redemption, sinking fund or conversion privileges.

         In the event of any liquidation, dissolution or winding up of the affairs of the Company, subject to the rights of holders of any Preferred Stock, the holders of Common Stock are entitled to receive pro rata any assets of the Company after the satisfaction of corporate liabilities.

         Article Five of the Certificate of Incorporation of the Company requires the affirmative vote or consent of the holders of (i) a majority of the Company's shares entitled to vote thereon and (ii) a majority of any series or class of Preferred Stock entitled to vote as a class thereon, in order to approve any business combination, including any merger, consolidation, or the sale, lease, exchange or other disposition of all or substantially all of the Company's assets (including a disposition in connection with the dissolution or winding up or liquidation of the Company). Article Five may not be amended, altered, changed or repealed without the prior affirmative vote or consent of the holders of (i) 66 2/3% of all shares of stock entitled to vote thereon and
(ii) 66 2/3% of any series or class of preferred stock upon which the right to vote as a class thereon has been conferred by the resolution or resolutions adopted by the Company's Board of Directors providing for the issue of such series or class of preferred stock. Such provisions may have the effect of delaying, deterring or preventing a change of control of the Company.

         The Company currently does not pay cash dividends on its shares of Common Stock and has not paid cash dividends on its shares of Common Stock since the third quarter of 1981. Any future declaration of dividends will be at the discretion of the Board of Directors of the Company, which will consider, among other factors, current and projected earnings and the liquidity position of the Company. The Company does not expect any resumption of dividends in the foreseeable future.

         The payment of cash dividends by the Company is subject to certain restrictions. Certain of the Company's debt securities impose restrictions on the Company's ability to declare or pay cash dividends and make certain distributions on its capital stock. Pursuant to the most restrictive of these provisions, at December 31, 1995, no funds were available for cash dividends on shares of the Company's capital stock, including its Common Stock.

         Meetings of the Stockholders. The By-Laws of the Company provide that the stockholders shall have annual meetings, at such date and time designated by the Board of Directors, and special meetings, called by the Chairman of the Board, the President or by the Board of Directors or by written order of a majority of the directors. The stockholders must be given written notice of each such meeting of stockholders. In the case of special meetings, the purpose or purposes for which the meeting is called shall be given to each stockholder entitled to vote, not less than ten nor more than sixty days before the meeting. In order to determine the stockholders entitled to notice of or to vote at any meeting of stockholders, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting. The Company shall prepare and make, at least ten days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting. Such list shall be open to the examination of any stockholder for a period of ten days prior to the meeting.

         The holders of a majority of the shares of capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders. When a quorum is present at any meeting of the stockholders, the vote of the holders of a majority of the shares of capital stock entitled to vote, present in person or represented by proxy, shall decide any question brought before such meeting, unless the question is one upon which a different vote is required by law, the Certificate of Incorporation or the By-Laws.

         Limitation of Liability. As permitted by the Delaware General Corporation Law (the "DGCL"), the Company's Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of a fiduciary duty as a director, including gross negligence, except to the extent such exemption from liability is not permitted by the DGCL. This includes liability for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) any transaction from which the director derived any improper personal benefit or (iv) any act or omission where the liability of the director is expressly provided by the statute.

         As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of the duty of care. Although stockholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, stockholders may not have an effective remedy against the challenged conduct if equitable remedies are unavailable.

         In addition, the Company's Certificate of Incorporation and By-Laws provide certain rights of indemnification for all officers and directors.

         The Delaware Business Combination Act. The Company is subject to the provisions of Section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, as defined therein, owns, or within three years did own, 15% or more of the corporation's voting stock. This statute contains provisions enabling a corporation to avoid the statute's restrictions if the stockholders holding a majority of the shares of the corporation's voting stock approve an amendment to the corporation's certificate of incorporation or bylaws. The Company does not intend to "elect out" of this statute.

         Miscellaneous. The Common Stock is listed on the NYSE. American Stock Transfer & Trust Company is the transfer agent and registrar for the Common Stock.

PREFERRED STOCK

         The Board of Directors is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions therein, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding), without any further vote or action by the stockholders. The Board of Directors may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. Thus, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no current plan to issue any shares of Preferred Stock.

WARRANTS

         Pursuant to the Warrant Agreement, the Company issued the following
Warrants: (i) a Warrant issued to RPC representing the right to purchase 1,008,091 shares of Common Stock, (ii) a Warrant issued to HSBC representing the right to purchase 834,783 shares of Common Stock, (iii) a Warrant issued to Dalworth Capital Corporation representing the right to purchase 82,937 shares of Common Stock, (iv) a Warrant issued to The Royal Bank of Scotland Trust Company (Jersey) Limited J331C to purchase 21,898 shares of Common Stock, (v) a Warrant issued to Sir Robert Clark to purchase 2,193 shares of Common Stock and
(vi) a Warrant issued to David P. Quint to purchase 137,055 shares of Common Stock. The Warrants are exercisable for such shares, in whole or in part, at any time on or after September 21, 1996 and will expire at 5:00 p.m. New York City time on March 20, 2001. The Warrants are exercisable at a price per share of Common Stock equal to $2.875 (the "Exercise Price"), subject to adjustment upon (i) consolidation, merger or transfer of substantially all of the assets of the Company or (ii) certain changes in the capital stock of the Company, including payment of a stock dividend, stock split or reclassification.

         Warrants may be exercised by tendering the aggregate Exercise Price and any other amounts required to be paid under the Warrant Agreement and surrendering to the Company a Warrant certificate with the form of election to purchase the Common Stock, duly completed and signed by the registered holder or such holder's duly appointed legal representative or by a duly authorized attorney. Upon surrender of a Warrant certificate for exercise, the Company will deliver or cause to be delivered, to or upon the written order of the holder, certificates representing the shares of Common Stock issued upon the exercise of the Warrants, together with Warrant certificates evidencing any Warrants not exercised. No fractional shares will be issued upon exercise of Warrants.

         The Warrant Agreement contains certain restrictions on the transferability of the Warrants. The Warrants may only be transferred upon the prior notice and consent of the Company and only to (a) one or more of the other Warrant holders, (b) any corporation, partnership, joint venture or other entity which is a successor by merger or consolidation to such Warrant holders,
(c) any purchaser of substantially all of the assets of such Warrant holder,
(d) any officer, director, employee, agent of such Warrant holder, (f) the stockholders or partners of such Warrant holder in the event of a liquidation, dissolution or winding-up of such Warrant holder or (g) the respective nominees of any of the foregoing.

         Certificates for the Warrants will be exchangeable without a service charge for similar certificates of different denominations at the office of the Company. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Warrant certificates.

         The Company has authorized and reserved for issuance such number of shares of Common Stock as shall be issuable upon the exercise of all outstanding Warrants. Such shares of Common Stock, when issued, will be validly issued, fully paid and nonassessable.

                              PLAN OF DISTRIBUTION




         The Warrants and Warrant Common Stock may be offered and sold from time to time by the Selling Securityholders. Except as set forth in the Warrant Agreement with respect to the Warrants, the Selling Securityholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The shares of Exchange Common Stock may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales by the Selling Securityholders or the Selling Stockholders, as the case may be, may be made on the NYSE market or in the over-the-counter market, at market prices prevailing at the time of the sale, at prices related to the then prevailing market price or in negotiated transactions, including pursuant to an underwritten offering or pursuant to one or more of the following methods: (i) purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (ii) ordinary brokerage transactions and transactions in which a broker solicits purchasers; and (iii) block trades in which a broker-dealer so engaged will attempt to sell the shares as agent but may take a position and resell a portion of the block as principal to facilitate the transaction. In effecting sales, broker-dealers engaged by the Selling Securityholders or Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from the Selling Securityholders or Selling Stockholders in amounts to be negotiated immediately prior to the sale.



         In connection with the sale of the Warrants and Common Stock, underwriters or agents may receive compensation from the Selling Securityholders, the Selling Stockholders or from purchasers of the Warrants or Common Stock for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the Warrants or Common Stock to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agents. Underwriters, dealers and agents that participate in the distribution of the Warrants or Common Stock covered hereby may be deemed to be underwriters, and any discounts or commissions received by them from the Selling Securityholders or the Selling Stockholders and any profit on the resale of the Warrants and Common Stock by them may be deemed to be underwriting discounts and commissions under the Securities Act.


                        SHARES ELIGIBLE FOR FUTURE SALE

         The 32,086,957 shares of Common Stock offered and sold in this Offering will be freely tradeable without restrictions or further registration under the Securities Act, except for any such securities owned by an "affiliate" of the Company as such term is defined under Rule 144. Shares owned by an "affiliate" of the Company may not be resold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rules 144 or 144A. This Prospectus and the Registration Statement on Form S-3 (the "Registration Statement") of which it is a part do not purport to register the resale of the shares of Common Stock received upon the Exchange, and therefore any shares received by an "affiliate" pursuant to an Exchange may not be resold unless an exemption from registration is available.

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned his or her shares for at least two years, including an "affiliate," as that term is defined below, is entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1% of the then outstanding shares or the average weekly trading volume of the then outstanding shares during the four calendar weeks preceding each such sale. A person (or persons whose shares are aggregated) who is not deemed an "affiliate" of the Company, and who has beneficially owned shares for at least three years, is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through the use of one or more intermediaries, controls, or is controlled by, or is under the common control with, such issuer.

         Rule 144A allows the immediate offer and sale by holders of securities acquired in private placements without meeting the registration requirements of the Securities Act to "qualified institutional buyers," which are generally defined as entities that own and invest on a discretionary basis at least $100 million in securities of issuers with whom they are not affiliated. The exemption from registration afforded by Rule 144A is only available for securities that were acquired in a private placement; Rule 144A is not available for transactions in securities that, when issued, were of the same class of securities listed on a national exchange or quoted on an automated inter-dealer quotation system. In addition, the holder and the prospective purchaser of securities acquired in private placements must have the right to receive from the issuer of such securities certain information concerning the issuer's business and the issuer's financial statements for the most recent two years.

         The Company is unable to estimate the number of shares that may be sold in the future by its existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock by existing stockholders could adversely affect the prevailing market price.

                                 LEGAL MATTERS

         The validity of the shares of Common Stock and the Warrants offered hereby will be passed on for the Company by Haynes and Boone, LLP, Dallas, Texas.


                                    EXPERTS

         The consolidated financial statements of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information can be inspected and copied at the public reference facilities that the Commission maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is listed for trading on the New York Stock Exchange under the symbol "SSC". Quarterly Reports and other information concerning the Company can be inspected at the offices of such Exchange, 20 Broad Street, New York, New York 10005.


         The Company has filed with the Commission the Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock and the Warrants to purchase Common Stock. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in the Prospectus concerning the contents of any documents referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description, and each such statement shall be deemed qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; (iii) Quarterly Report on Form 10-Q for the quarter ended June 30, 1996; (iv) Prospectus/Proxy on Form S-4 Statement for the Special Meeting of Stockholders of the Company held on March 29, 1996; (v) Current Report on Form 8-K dated March 5, 1996, (vi) Current Report on Form 8-K dated March 22, 1996; (vii) Current Report on Form 8-K dated May 22, 1996; and (viii) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the fiscal year ended December 31, 1995.


         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the completion of the Offering shall be deemed to be incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed superseded or modified for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to the Company, 877 W. Main Street, Suite 600, Boise, Idaho 83702, Attention: John S. Simko, President. Telephone requests may be directed to John S. Simko, President, at (208) 345-0660.

================================================================================


NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                         ______________________________





                               TABLE OF CONTENTS


                                                                          PAGE
                                                                          ----
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Selling Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Selling Securityholders . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Description of Securities . . . . . . . . . . . . . . . . . . . . . . . . . 5
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
Shares Eligible for Future Sale . . . . . . . . . . . . . . . . . . . . . . 8
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
Incorporation of Certain Documents by Reference . . . . . . . . . . . . . . 9


                         ----------------------------



                          32,086,957 SHARES OF COMMON
                             STOCK AND WARRANTS TO
                             PURCHASE COMMON STOCK





                              SUNSHINE MINING AND
                                REFINING COMPANY




                                ---------------

                                   PROSPECTUS

                                ---------------





                                August __, 1996






================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


      Securities and Exchange Commission Registration Fee . . . $  16,940
      NYSE Listing Fee  . . . . . . . . . . . . . . . . . . . .     3,000
      Printing & Photocopying Expenses  . . . . . . . . . . . .     5,000
      Accounting Fees and Expenses  . . . . . . . . . . . . . .     1,000
      Legal Fees and Expenses . . . . . . . . . . . . . . . . .    10,000
      Blue Sky Fees and Expenses  . . . . . . . . . . . . . . .     1,000
      Miscellaneous Expenses  . . . . . . . . . . . . . . . . .        60
                                                                ---------
         Total  . . . . . . . . . . . . . . . . . . . . . . . . $  37,000
                                                                =========



         All of the above expenses except the Securities and Exchange Commission registration fee and the NYSE listing fee listing fee are estimated. All of such expenses will be borne by the Registrant.

ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The information set forth pursuant to Item 20 of the Registrant's Registration Statement on Form S-4 (Registration No. 33-98876) is incorporated herein.

ITEM 16.     EXHIBITS


            EXHIBIT NO.                                 EXHIBIT
            -----------                                 -------
               *4.1    Certificate of Incorporation, filed as Exhibit 3.1 to the Registrant's Registration
                       Statement on Form S-4 (Registration No. 33-98876), which exhibit is incorporated herein by reference.
               *4.2    Amendment to Certificate of Incorporation, filed as Exhibit 4.1 to the Registrant's Current
                       Report on Form 8-K dated May 22, 1996 (File No. 33-98876), which exhibit is incorporated herein by reference.
               *4.3    Bylaws, filed as Exhibit 3.2 to the Registrant's Registration Statement on Form S-4
                       (Registration No. 33-98876), which exhibit is incorporated herein by reference.
               *4.4    Specimen Common Stock Certificate, filed as Exhibit 4.2 to the Registrant's Registration
                       Statement on Form S-1 (Registration No. 33-63446), which exhibit is incorporated herein by reference.
              **4.5    Warrant Agreement dated as of June 21, 1996, between the Registrant, Rauscher, Pierce &
                       Clark Limited and HSBC Investment Banking Limited.
              **4.6    Form of Warrant Certificate (included in Exhibit 4.5).
              **5.1    Opinion of Haynes and Boone, LLP.
             **23.1    Consent of Haynes and Boone, LLP (included in the opinion filed as Exhibit 5.1).
             **23.2    Consent of Ernst & Young LLP.
              *24.1    Power of Attorney.


- --------------------------

*        Previously filed.
**       Filed herewith.



ITEM 17.     UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if in the aggregate, the changes in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement); and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on the 14th day of August, 1996.




                                        SUNSHINE MINING AND REFINING COMPANY

                                        By:       /s/ John S. Simko
                                            ----------------------------------
                                                    John S. Simko
                                                    President and
                                               Chief Executive Officer



                               POWER OF ATTORNEY



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


             SIGNATURE                                            TITLE                     DATE
             ---------                                            -----                     ----
         /s/ John S. Simko                         Director, President and           August 14, 1996
- --------------------------------------             Chief Executive Officer
           John S. Simko                           (Principal Executive Officer)

        G. Chris Anderson*                         Director                          August 14, 1996
- --------------------------------------
         G. Chris Andersen

        Daniel D. Jackson*                         Director                          August 14, 1996
- --------------------------------------
         Daniel D. Jackson

         V. Dale Babbitt*                          Director                          August 14, 1996
- --------------------------------------
          V. Dale Babbitt

         William W. Davis*                         Executive Vice President          August 14, 1996
- --------------------------------------             (Principal Accounting
         William W. Davis                          Officer and Principal
                                                   Financial Officer)

       Robert B. Smith, Jr.*                       Director                          August 14, 1996
- --------------------------------------
       Robert B. Smith, Jr.

         Oren G. Shaffer*                          Director                          August 14, 1996
- --------------------------------------
          Oren G. Shaffer




         John S. Simko, by signing his name hereto, does sign and execute this Pre-Effective Amendment No. 1 to the Registration Statement on behalf of each of the above-named officers and directors of the Registrant on this 14th day of August, 1996, pursuant to powers of attorney executed on behalf of each of such officers and directors, and previously filed with the Securities and Exchange Commission.



         /s/ John S. Simko
- -----------------------------------
           John S. Simko
          Attorney-in-Fact

                               INDEX TO EXHIBITS




        Exhibit No.                                       Exhibit                                         Page
        -----------                                       -------                                         ----
           *4.1        Certificate of Incorporation, filed as Exhibit 3.1 to the Registrant's
                       Registration Statement on Form S-4 (Registration No. 33-98876), which exhibit is incorporated herein by reference.
           *4.2        Amendment to Certificate of Incorporation, filed as Exhibit 4.1 to the
                       Registrant's Current Report on Form 8-K dated May 22, 1996 (File No. 33-
                       98876), which exhibit is incorporated herein by reference.
           *4.3        Bylaws, filed as Exhibit 3.2 to the Registrant's Registration Statement on
                       Form S-4 (Registration No. 33-98876), which exhibit is incorporated herein by reference.
           *4.4        Specimen Common Stock Certificate, filed as Exhibit 4.2 to the Registrant's
                       Registration Statement on Form S-1 (Registration No. 33-63446), which exhibit is incorporated herein by reference.
          **4.5        Warrant Agreement dated as of June 21, 1996, between the Registrant,
                       Rauscher, Pierce & Clark Limited and HSBC Investment Banking Limited.
          **4.6        Form of Warrant Certificate (included in Exhibit 4.5).
          **5.1        Opinion of Haynes and Boone, LLP.
         **23.1        Consent of Haynes and Boone, LLP (included in the opinion filed as
                       Exhibit 5.1).
         **23.2        Consent of Ernst & Young LLP.
          *24.1        Power of Attorney.

- --------------------------


*        Previously filed.
**       Filed herewith.